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                                                                   EXHIBIT 4.16



                            [SCOTIABANK LETTERHEAD]




                               February 19, 1997




Mr. Harvey K. Naito
Vice President & Treasurer
Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, CA  94588-3299


Dear Harvey,

         The Bank of Nova Scotia ("Scotiabank") is pleased to commit up to U.S. $500 million as Documentation Agent to the U.S. $3 billion in Credit Facilities for Safeway Inc. ("Safeway") on the terms and conditions as set forth in the Summary of Terms contained in the Confidential Information Memorandum dated February 1997. Our commitment is subject to our satisfaction with all relevant documentation and our final allocation among the Credit Facilities. We would expect our final allocation among the various Credit Facilities to be in proportion to the size of the U.S. and Canadian facilities.

         We are very pleased to be able to assist Safeway in this transaction and look forward to a successful close.

                                           Sincerely,

                                           /s/ John A. Quick

                                           John A. Quick